Exhibit 99.1

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:

Mary Arraf

586-983-7087 / marraf@assetacceptance.com

Asset Acceptance Capital Corp. Announces the Expansion of its Legal Collections Operations

in Florida and the Closing of its Arizona Collections Call Center

Office closure and related inventory and resource reallocations expected to be accretive to 2013 earnings by approximately $4.0 million or $0.13 per share

Warren, Mich., September 10, 2012 – Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced that it will be expanding its legal collections operations in Riverview, Florida and closing its Tempe, Arizona collections call center. The closing of the Tempe collections office, along with related inventory reallocations is expected to be accretive to earnings on an annual basis by approximately $4.0 million or $0.13 per share.

In connection with closing the Tempe collections office, the Company will incur approximately $0.9 million, or $0.02 per fully diluted share after the effect of taxes, in restructuring charges during the third and fourth quarters of 2012. Restructuring charges include employee termination benefits, contract termination fees for the remaining lease payments on the Arizona office, net of potential sub-lease, and accelerated depreciation. The employee termination benefits and contract termination costs will require an outlay of cash of approximately $0.7 million, while the accelerated depreciation represents a non-cash charge.

As part of this action, the Company plans to expand its India collection channel and reallocate the inventory from the Tempe collections office to that channel. In addition, given the Company’s continued investment in the legal collections channel and launch of Recovery Services, a fee for service legal collections business, it will be fully transitioning its Riverview, Florida call center collections staff to the legal collections channel also located in Riverview. These reallocations are expected to yield significant improvement to profitability by optimizing channel mix and inventory returns. The Company anticipates some modest negative cash collections impact during the inventory transition period of September through December 2012.

Rion Needs, President and CEO, Asset Acceptance Capital Corp. noted, “Office closures are never easy. However, these actions reflect our continued efforts to improve our operating efficiencies and competitive positioning, as well as increase shareholder value. As we have recently discussed, we have been making investments in our legal collections channel that we believe have attractive economics. This is another example of where our improved use of analytics has allowed us to better assess profitability across our inventory and collection networks. We anticipate further operational improvements going forward that are expected to add increased value to our business model.”

About Asset Acceptance Capital Corp.

For 50 years Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables, collections and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include reference to the Company’s presentations and webcasts. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, as well as the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. These Risk Factors include the Risk Factors discussed under “Item 1A Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in other SEC filings, in each case under a section titled “Risk Factors” or similar headings and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated herein by reference. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Factors that could affect our results and cause them to materially differ from those contained in the forward-looking statements include the following:

•	failure to comply with government regulation;

•	a decrease in collections if changes in or enforcement of debt collection laws impair our ability to collect, including any unknown ramifications from the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	our ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts;

•	instability in the financial markets and continued economic weakness or recession impacting our ability to acquire and collect on charged-off receivable portfolios and our operating results;

•	our ability to maintain existing, and to secure additional financing on acceptable terms;

•	changes in relationships with third parties collecting on our behalf;

•	ongoing risks of litigation in our litigious industry, including individual and class actions under consumer credit, collections and other laws;

•	concentration of a significant portion of our portfolio purchases during any period with a small number of sellers;

•	our ability to substantiate our application of tax rules against examinations and challenges made by tax authorities;

•	our ability to collect sufficient amounts from our purchases of charged-off receivable portfolios;

•	our ability to diversify beyond collecting on our purchased receivables portfolios into ancillary lines of business;

•	a decrease in collections as a result of negative attention or news regarding the debt collection industry and debtors’ willingness to pay the debt we acquire;

•	our ability to respond to technology downtime and changes in technology to remain competitive;

•	our ability to make reasonable estimates of the timing and amount of future cash receipts and assumptions underlying the calculation of the net impairment charges or IRR increases for purposes of recording purchased receivable revenues;

•	the costs, uncertainties and other effects of legal and administrative proceedings impacting our ability to collect on judgments in our favor;

•	our ability to successfully hire, train, integrate into our collections operations and retain in-house account representatives; and

•	other unanticipated events and conditions that may hinder our ability to compete.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements.

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